EXHIBIT 99.8




FOR IMMEDIATE RELEASE
June 18, 1996; 7:00 am EST

Contact:  Stephen R. Baker
          Executive Vice President, Chief Operating Officer
          (201) 488-8818
          Melody A. Carey
          Director, Investor Relations
          (201) 535-5985


                 MULTICARE TO ACQUIRE A D S


- -Company is the Largest Provider of Long-Term Care in Massachusetts-


          HACKENSACK,  NJ, June 18, 1996 -- The Multicare Companies, Inc.

(NYSE: MUL) announced today  that it has signed a definitive agreement to acquire The A D S  Group,  a  privately-held long-term care

company  headquartered  in  Newton,  Massachusetts.   Alan  D.  Solomont,

founder and chairman of A D S  (and a member of Multicare's

board of directors) will join Multicare as its vice chairman and Susan S.

Bailis, currently president, chief operating officer  and  a principal of

A D S,  will joint Multicare as a senior vice president  as

well as president of the new A D S/Multicare subsidiary.



          A D S owns, operates or manages 23 long-term care

facilities  and  provides   consulting   services  to  an  additional  14

facilities, totaling approximately 4,700 beds.   A D S also

manages  21  hospital-based subacute units with approximately  530  beds,

almost  all  of   which  are  located  in  Massachusetts.   Additionally,

A D S  manages  five,  and is constructing three additional

assisted living facilities, which are expected to be completed by the end of 1996, totaling 826 beds, all of which  are  located  in Massachusetts.

Under the terms of the agreement, Multicare will pay approximately  $62.6 million,  assume  or  repay approximately $27.0 million in debt and issue

531,507 shares of its common  stock for A D S.  The closing will  occur upon the receipt of  all  required  regulatory  consents  and licenses,


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the   approval   of  A D S'  shareholders,  the satisfactory completion of

Multicare's  due  diligence and the receipt of consent  of  Multicare's  lender.

The transaction  is  expected  to  be completed during the fourth quarter of

1996.


          "The A D S acquisition  is  a  good strategic fit

for  Multicare  presenting  us  with many exciting growth opportunities,"

said  Daniel  E. Straus, president  and  co-chief  executive  officer  of

Multicare.  "This  acquisition firmly positions Multicare in the state of

Massachusetts, expanding  our presence in the east coast market as a cost effective provider of quality  long-term  care  services.  In addition to being consistent with the Company's clustering and geographic strategies,

this acquisition enhances and complements our capabilities  in  the areas of assisted living and subacute care."



          "We are also extremely pleased to have Alan and Susan join  our senior  management team," stated Mr. Straus.  "Alan is a former president of the Massachusetts Federation of Nursing Homes and Susan is a member of

the  National   Payment  Assessment  Commission.   I  am  confident  that

Multicare  will benefit  from  their  expertise  in  the  long-term  care industry."



          "We  are  pleased to align ourselves with a premium provider in the long-term care market,"  said  Alan D. Solomont, A D S'

founder and chairman.  "Together, our  relationships  with  hospitals and

assisted   living   facilities   will  enable  us  to  pursue  additional

opportunities.  Furthermore, this partnership expands our capabilities in

managing  subacute  care  for  hospitals   as  well  as  skilled  nursing

facilities."



          Multicare,  founded  in  1984, is a leading  provider  of  high quality long-term care and specialty  medical  services.  Upon completion of  the A D S acquisition, Multicare  will  own,  lease  or

manage  over  150 long-term care facilities with more than 17,000 beds in

11 states.  Multicare also owns and operates a number of ancillary health care businesses, including a significant institutional pharmacy business.  The


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Company's long-term  care  services  included  skilled  nursing care,

subacute  care,  assisted  living,  home health care and related  support activities traditionally provided in long-term care facilities.



          Certain of the matters discussed  in this press release contain forward-looking statements that involve risk and uncertainties.  Although

Multicare believes that the assumptions accompanying such forward-looking statements  are reasonable, it cannot give any  assurance  that  expected

results will  occur.   A significant variation between actual results and

any of such assumptions  may  cause  actual  results to differ materially from expectations.  Reference should be made to Multicare's Form 10-K for the year ended December 31, 1995 for more specific information concerning such risks and assumptions.